EXHIBIT 99.2

On July 17, 2003, the Registrant issued the following news release:

“AMERICAN OIL AND GAS NAMES ANDREW CALERICH PRESIDENT AND CFO

DENVER – American Oil and Gas, Inc. (OTC Bulletin Board:AOGI) today announced that Andrew P. Calerich has been named President and Chief Financial Officer.

Calerich recently served as Vice President and Chief Financial Officer for Denver based PYR Energy Corporation. During his six years at PYR, he assisted in raising in excess of $40 million in capital through various financings and in moving the listing and trading of PYR’s common stock from the OTC Bulletin Board to the American Stock Exchange. Prior to PYR, he was a business and financial consultant primarily for public and private oil and gas producers and has been employed as corporate controller at a publicly traded oil and gas company. Calerich began his professional career with an international accounting firm. He is a Certified Public Accountant and earned B.S. degrees in both Accounting and Business Administration at Regis College in Denver, Colorado.

“I’m extremely optimistic about the potential from the projects American has already assembled, as well as the abilities of the team from Tower/Finn to continue to generate opportunities,” said Calerich. “The combination of cash flow from coal bed methane production and large reserve potential oil and gas exploitation makes American an exciting growth oriented company.”

Tower Colombia Corporation and North Finn LLC, two private companies whose principals each have over 30 years of successful experience in the Rockies, assembled the Company’s initial projects located in the Powder River Basin of Wyoming and the Northern Bighorn Basin of Montana. The principals of Tower/Finn are management to and joint venture partners with American and own the largest aggregate amount of stock in American at approximately 18.5%. In addition, American has the right to participate for a 50% interest in all future projects generated by Tower/Finn on an un-promoted basis.

Patrick D. O’Brien resigned as president, but will remain an integral part of the daily operations as Chief Executive Officer and Chairman of the Board of Directors of American.

American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas can be found at the Company’s website: www.americanoilandgasinc.com.

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This release contains forward-looking statements regarding American Oil and Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”